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Exhibit 10.2

Summary of Revisions to Director Compensation

        On August 29, 2006, our Board of Directors established a new committee of the Board, referred to as the Strategic Planning Committee. The Strategic Planning Committee is responsible for making recommendations to our Board regarding our strategic planning direction and process, including corporate level strategic planning, assessment of interactions among our different practice groups and geographies, strategic planning of our practice level groups and geographies, identifying and assessing the performance of various of our practice areas, evaluating our acquisition process and results, and coordinating input of our Board into the planning of our annual strategic session involving our Board and our senior management.

        The initial members of the Strategic Planning Committee are: Carl Shapiro (Chair); Basil L. Anderson; James C. Burrows; Franklin M. Fisher; and Steven C. Salop.

        Our Board approved the following compensation for members of the Strategic Planning Committee:

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  the chair of the Strategic Planning Committee will receive from us $12,000 per calendar year, payable quarterly;

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  each other non-employee member of the Strategic Planning Committee will receive from us $5,000 per calendar year, payable quarterly; and

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  each non-employee member of the Strategic Planning Committee will receive from us a meeting fee of $2,000 for each meeting he attends, whether in person or by telephone.

        On June 15, 2006, our Board of Directors increased the annual fee we pay to the chair of our Audit Committee from $20,000 to $40,000. Ronald T. Maheu is the current chair of our Audit Committee.

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  Exhibit 10.2